SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “General Release”) is made as of this 1st day of February, 2012, by and between IntraLinks, Inc. (the “Company”), and J. Andrew Damico (the “Executive”), on the other hand.

WHEREAS, Executive and the Company are parties to an employment agreement dated February 26, 2008 (the “Employment Agreement”) which, upon specified termination events, provided Executive with certain benefits provided that, among other things, the Executive enters into an agreement releasing the Company of all claims against the Company and related persons and entities;

WHEREAS, on December 15, 2011, Executive separated from his position of President and Chief Executive Officer but, at the request of the Company, continued thereafter his employment with the Company in a non-executive capacity to assist in the transition of Executive’s responsibilities; and

WHEREAS, in lieu of any termination benefits that Executive may have been entitled to under the Employment Agreement and in exchange for, among other things, Executive’s agreement to the terms of this General Release, the Company shall provide Executive with the separation benefits described below;

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration set forth herein, the Parties hereby agree as follows:

1. Termination of Employment. Executive’s employment with the Company and any and all of its affiliated entities shall separate for all purposes effective as of the 1st day of February, 2012 (the “Termination Date”). The Company shall pay Executive’s salary and for his accrued but unused vacation through the Termination Date. The Company shall reimburse Executive for any outstanding, reasonable business expenses that Executive has incurred on the Company’s behalf through the Termination Date in accordance with the Company’s reimbursement policies.

2. Severance Pay. In consideration of the Executive’s agreement to the terms and conditions contained in this General Release, the Company shall pay the Executive severance pay (“Severance Pay”) consisting of twelve months of Executive’s annualized base salary of Four Hundred Twenty-Five Thousand dollars ($425,000), representing the twelve-month period from the Termination Date to and including January 31, 2013 (the “Severance Pay Period”). The Severance Pay shall be paid in lump sum on or about the fifteenth business day following the Termination Date, provided that the Company is not obligated to pay any Severance Pay before this General Release becomes effective. The Severance Pay shall be paid less applicable withholdings and deductions as required by law. The Executive acknowledges and agrees that the Severance Pay: (i) represents payments to which the Executive would not otherwise be entitled to but for the Executive’s agreement to and execution of this General Release; (ii) is in full and final discharge of any and all liabilities and obligations of the “Company Releasees” (as defined in Section 6 below) to the Executive, including with respect to termination benefits, severance pay, salary, wages, bonuses, incentive compensation, and all other compensation, employee benefits and otherwise, and (iii) exceeds any such payment, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, procedure or plan of any of the Company Releasees and/or any other agreement between the Executive and any of the Company Releasees.

3. Restricted Stock and Stock Options. The Executive acknowledges and agrees that all shares of restricted stock and options that the Executive holds to purchase shares of the Company’s common stock pursuant to the IntraLinks Holdings, Inc. 2010 Equity Incentive Plan or any applicable predecessor plan that are not vested as of the Termination Date shall lapse on that date and will not be releasable or exercisable. The release of any restricted shares and the exercise of any stock options shall be subject to the terms of the IntraLinks Holdings, Inc. 2010 Equity Incentive Plan, or applicable predecessor plan. This Section 3 is not intended to modify in any respect the post-separation rights to which the Executive would otherwise be entitled if the Executive were not to agree to this General Release or the terms governing restricted stock or stock options. Notwithstanding the foregoing, in consideration of the Executive’s agreement to the terms and conditions contained in this General Release, the Company agrees to accelerate and fully vest as of January 31, 2012 the portion of Executive’s stock option award granted on February 26, 2010 that is not vested as of the Termination Date (221,429 options to purchase the Company’s common stock at a purchase price of $6.76) and to extend the exercise period of such stock option and any other option awards that are vested as of the Termination Date (the “Equity Severance Benefit”) until the close of the New York Stock Exchange on January 31, 2013 (the “Exercise Deadline”). Any stock options underlying the Equity Severance Benefit that are not exercised by the Exercise Deadline shall be forfeited and cancelled. The Executive acknowledges and agrees that the Equity Severance Benefit: (i) is a benefit to which the Executive would not otherwise be entitled to but for the Executive’s agreement to and execution of this General Release; (ii) is in full and final discharge of any and all liabilities and obligations of the “Company Releasees” (as defined in Section 6 below) to the Executive, including with respect to termination benefits, severance pay, salary, wages, bonuses, incentive compensation, and all other compensation, employee benefits and otherwise, and (iii) exceeds any such payment, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, procedure or plan of any of the Company Releasees and/or any other agreement between the Executive and any of the Company Releasees. The Executive acknowledges and agrees that he will continue to be subject to the IntraLinks Holdings, Inc. Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”).

4. Severance Health Benefit. The Executive’s rights and obligations under COBRA are explained in a separate letter describing medical and dental insurance continuation rights under COBRA. To continue the Executive’s medical and dental insurance coverage, the Executive must elect COBRA continuation coverage. If the Executive elects COBRA continuation coverage and provided that the Executive (and the Executive’s eligible beneficiaries) remains eligible for COBRA continuation coverage, the Company shall reimburse the Executive for medical and dental insurance COBRA continuation premiums for coverage of the Executive (and the Executive’s eligible beneficiaries) to the same extent as if the Executive had remained employed to the end of the Severance Pay Period on January 31st 2013 (the “Severance Health Benefit”). The Executive will be responsible for the remaining portion of such coverage as if the Executive remained employed. If the Executive elects COBRA continuation coverage, the Executive may continue coverage for the Executive’s own benefit and for the benefit of any beneficiaries after the end of the Severance Pay Period at the Executive’s own expense for the remainder of the COBRA period, to the extent the Executive (and the Executive’s eligible beneficiaries) remain eligible. The Executive acknowledges and agrees that the Severance Health Benefit: (i) is a benefit to which the Executive would not otherwise be entitled to but for the Executive’s agreement to and execution of this General Release; (ii) is in full and final discharge of any and all liabilities and obligations of the “Company Releasees” (as defined in Section 6 below) to the Executive, including with respect to termination benefits, severance pay, salary, wages, bonuses, incentive compensation, and all other compensation, employee benefits and otherwise, and (iii) exceeds any such payment, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, procedure or plan of any of the Company Releasees and/or any other agreement between the Executive and any of the Company Releasees.

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5. Indemnification Agreement and Liability Coverage. Company agrees that notwithstanding anything contained herein to the contrary, the indemnification agreement dated November 29th, 2011 between Company and Executive (the “Indemnification Agreement”) shall remain in full force and effect and Executive shall continue to be entitled to all of the benefits of Indemnification Agreement including, but not limited to, any rights thereunder to any Officers and Director’s Liability Insurance policy, whether through an independent or captive insurer or rights under or to any indemnification trust, and any continuing rights for indemnification under the Company’s charter or bylaws in effect as of the date hereof. Company agrees that should a conflict or potential conflict arise between the Company, its officers or its directors and the Executive as the result of a class action lawsuit(s) where the Executive is named as a defendant, or any other legal matter or action where the Executive is named as a defendant, or threatened to be named as a party, that the Executive can seek legal counsel independent of the Company’s counsel in accordance with the Indemnification Agreement. All costs, fees and expenses associated with obtaining independent legal counsel and continuing to pay for such counsel shall be advanced and paid by the Company as outlined in the Indemnification Agreement, including and not limited to the benefits of the Company’s Officer’s and Director’s Liability Insurance policy.

6. General Release. For good and valuable consideration, including but not limited to the Severance Pay set forth in Section 2 of this General Release, the Equity Severance Benefit set forth in Section 3 of this General Release, and the Severance Health Benefit set forth in Section 4 of this General Release, the Executive releases, discharges, and promises not to sue the Company, any of its and their parents, subsidiaries, affiliates, and related entities, and/or any and all of its and their current or former directors, officers, members, employees, attorneys, representatives, insurers, agents, heirs, successors, and assigns (individually and collectively the “Company Releasees”), from and with respect to any and all claims, actions, suits, liabilities, debts, controversies, contracts, agreements, obligations, damages, judgments, causes of action, and contingencies whatsoever, including attorneys’ fees and costs, in law or in equity, known or unknown, suspected or unsuspected, asserted or unasserted, which against the Company Releasees, the Executive and the Executive’s respective heirs, administrators, executors, successors, assigns, attorneys, and affiliates (individually and collectively the “Executive Releasors”) ever had, now has, or hereafter can, shall, or may have for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through the date the Executive executes this General Release (individually and collectively, “Claims”). This includes, without limitation, (i) any Claims in connection with or arising from the Executive’s employment by the Company or the separation or end of such employment; (ii) any Claims for compensation, salary, bonus, deferred compensation, commissions, carried interest, incentive compensation or similar benefit, equity compensation, stock options, severance pay, pension, vacation pay, life insurance, disability benefits, health or medical insurance, or any other fringe benefit; (iii) any Claims under any federal, state, or local law, regulation, or ordinance, including without limitation any Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family Medical Leave Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law and the Massachusetts General Laws; (iv) any Claims under common law including, without limitation, any Claim for tort, breach of contract (express or implied, written or oral), quasi contract, or wrongful or constructive discharge; and (v) any Claims for compensatory damages, punitive damages, or attorneys’ fees, costs, disbursements and the like. The Executive represents that the Executive has not assigned any Claim released herein. The Executive intends this release to be a general release of any and all Claims to the fullest extent permissible by law, excluding Severance Pay set forth in Section 2 of this General Release, the Equity Severance Benefit set forth in Section 3 of this General Release, the Severance Health Benefit set forth in Section 4 of this General Release and the continued benefits of the Indemnification Agreement as referenced in Section 5 of this General Release, and the right to enforce this General Release, none of which are released Claims hereunder.

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7. Indemnification for Claims. The Executive represents and warrants that neither the Executive nor any other Executive Releasor has previously filed, and to the maximum extent permitted by law agrees that neither Executive nor any other Executive Releasor will file, a complaint, charge or lawsuit against any of the Company Releasees regarding any of the Claims released herein, but may defend against any such complaint, charge or lawsuit by a Company Releasee, including, without limitation, by asserting counterclaims, third party claims and cross-claims. If, notwithstanding this representation and warranty, an Executive Releasor has filed or files such a complaint, charge or lawsuit, the Executive agrees that the Executive shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining such dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any party against whom an Executive Releasor has filed such a complaint, charge, or lawsuit. The immediately preceding sentence shall not apply, however, to a Claim of age discrimination under the Age Discrimination in Employment Act. Notwithstanding any other language in this General Release, the parties understand that this General Release does not prohibit the Executive from filing an administrative charge with the Equal Employment Opportunity Commission or similar administrative agency. The Executive, however, waives any right to monetary or other recovery should any federal, state or local administrative agency pursue claims on the Executive’s behalf arising out of or relating to the Executive’s employment with the Company or the separation of the Executive’s employment with the Company.

8. Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this General Release to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this General Release shall be in amounts net of any such deductions or withholdings. Nothing in this General Release shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

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9. Return of Property. The Executive hereby represents and warrants that, prior to the Termination Date, the Executive has returned, or will return, to the Company all Company property, including, without limitation, cell phones, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). The Executive further represents and warrants that, prior to the Termination Date, the Executive has deleted, or will delete, any duplicates of files or documents that may contain Company information from any computer or other device that remains the Executive’s property after the Termination Date. In the event that the Executive discovers that the Executive continues to retain any such property, the Executive shall return it to the Company immediately.

10. Confidential Information. The Executive understands and agrees that the Executive has been employed in a position of confidence and trust and has had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). Confidential Information includes, without limitation, confidential financial information; business forecasts; inventions; improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; confidential software; marketing or sales information or plans; customer lists; and business plans, prospects and opportunities. The Executive agrees and warrants that the Executive shall not use or disclose any Confidential Information at any time without the prior written consent of the Company.

11. Non-Disparagement. The Executive agrees that the Executive shall not make any statement, orally or in writing, nor take any action, that (a) in any way could disparage the Company or any of the Company Releasees, or which foreseeably could harm the reputation or goodwill of those persons or entities, or (b) in any way directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else. In turn, the Company agrees that the Company shall not make any statement, orally or in writing, nor take any action, that in any way could disparage the Executive, or which foreseeably could harm the reputation or goodwill of the Executive. Nothing in this Section 12 shall prevent the Executive from testifying truthfully if required by legal process to testify.

12. Future Cooperation. The Executive agrees to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes the Executive may have knowledge or information. The Executive further agrees to be available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Executive agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls the Executive as a witness. The Company shall also reimburse the Executive for any pre-approved reasonable business travel expenses that the Executive incurs on the Company’s behalf as a result of the Executive’s litigation cooperation, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

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13. Suspension or Termination of Payments. In the event that the Executive fails to comply with any of the Executive’s obligations under this General Release, in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate or suspend its payments to the Executive under this General Release. The termination or suspension of such payments in the event of such breach by the Executive will not affect the Executive’s continuing obligations under this General Release. Notwithstanding the foregoing, this provision shall not apply to the extent that the Executive’s breach of this General Release consists of initiating a legal action in which the Executive contends that the release set forth in Section 6 is invalid, in whole or in part, due to the provisions of 29 U.S.C. § 626(f).

14. Sections of the Employment Agreement, Stock and Option Agreements and Insider Trading Policy Still in Effect. The Executive is a party to the Employment Agreement, certain restricted stock and stock option agreements under the TA Indigo Holding Corporation 2007 Stock Option and Grant Plan, the IntraLinks Holdings, Inc. 2007 Stock Option and Grant Plan, the IntraLinks Holdings, Inc. 2010 Equity Incentive Plan (collectively, as modified herein, the “Stock and Option Agreements”) and is subject to the Insider Trading Policy. The Executive acknowledges that certain of the Executive’s obligations under the Employment Agreement, the Stock and Option Agreements and Insider Trading Policy were intended to, and do in fact, survive the termination of the Executive’s employment with the Company. The Executive hereby reaffirms the Executive’s obligations existing under the Employment Agreement, including with respect to noncompetition, nonsolicitation and nondisclosure as set forth in Section 7 thereof, the Stock and Option Agreements and the Insider Trading Policy all of which are incorporated by reference into this Section 14 and shall remain in full force and effect. The Executive further agrees and acknowledges that nothing contained in this General Release shall be construed to relieve the Executive of such ongoing obligations including, without limitation, those set forth in Section 7 of the Employment Agreement. The Executive further acknowledges that the severance payments and benefits provided for in Sections 2, 3 and 4 of this General Release are in lieu of any termination benefits under the Employment Agreement or any severance policy of the Company, are contingent upon the Executive’s continued compliance with any ongoing obligations under the Employment Agreement, the Stock and Option Agreements and the Insider Trading Policy and that such payments and benefits shall cease in the event the Executive breaches any of the Executive’s contractual obligations set forth in the Employment Agreement, the Stock and Option Agreements or the Insider Trading Policy.

15. Waiver or Modification. A waiver or modification by the Company of any condition, obligation or breach hereunder or hereof shall not be construed as a waiver or modification of any other condition, obligation or breach, nor shall a waiver or modification by the Company granted on one occasion be construed as applying to any other occasion. No waiver or modification shall be binding unless in writing and signed by the party waiving the condition, obligation or breach. For purposes of this Section 15, any waiver by the Company must be signed by the Chairperson of the Board of the Company.

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16. Controlling Law. This General Release shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflict of laws.

17. Jurisdiction. The Executive and the Company hereby agree that the New York State Supreme Court and the United States District Court for the Southern District of New York shall have the exclusive jurisdiction to consider any matters related to this General Release, including without limitation any claim for violation of this General Release. With respect to any such court action, the Executive (i) submits to the jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

18. Entire Agreement. This General Release, together with the Stock and Option Agreements, Insider Trading Policy and the surviving provisions of the Employment Agreement, constitutes and contains the complete understanding of the Executive and the Company with respect to the subject matter addressed in this General Release, and supersedes and replaces all prior negotiations and all agreements, whether written or oral, concerning the subject matter of this General Release. This is an integrated document.

19. Severability; Injunctive Relief. If any portion or provision of this General Release shall to any extent be declared illegal or unenforceable by a court or arbitrator of competent jurisdiction, then the remainder of this General Release, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this General Release shall be valid and enforceable to the fullest extent permitted by law. In the event that any portion or provision of this General Release is determined by a court or arbitrator of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable. Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by Executive of Sections 9-12 and Section 14 of this General Release, including any of the Executive’s continuing obligations set forth in the Employee Agreement, that money damages would be an inadequate remedy for any such breach and that if he breaches, or proposes to breach, any portion of such provisions the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

20. Counterpart and Facsimile Signatures. The parties agree that facsimile or PDF signatures of this General Release shall be treated the same as an original signature and further agree that the General Release may be executed in counterparts.

21. Older Worker Benefit Protection Act Disclosure; Representations, Warranties and Signature. The Executive recognizes that as part of the Executive’s agreement to release any and all Claims against the Company and the other Company Releasees, the Executive is releasing Claims for age discrimination under the Age Discrimination in Employment Act, although the Executive has never asserted such Claims. Accordingly, under the terms of the Older Worker Benefit Protection Act, the Executive has a right to reflect upon this General Release for a period of up to twenty-one (21) days before executing it (the “Review Period”), and the Executive has an additional period of seven (7) days after executing this General Release to revoke it (the “Revocation Period”). If the Executive elects to revoke this General Release, the Executive must provide written notice of such revocation to the Company (to the attention of: General Counsel, IntraLinks Holdings, Inc., 150 East 42nd Street, 8th Fl, New York, NY 10017) by no later than the end of the last day of the Revocation Period. If the last day of the Review Period and/or Revocation Period falls on a Saturday, Sunday or holiday, then the last day of the Review Period and/or Revocation Period (as applicable) shall be deemed to be the next business day after such Saturday, Sunday or holiday. Unless properly revoked prior to the expiration of the Revocation Period, this General Release shall become effective immediately on the day after the last day of the Revocation Period (the “Effective Date”).

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22. Effect of Non-Acceptance or Revocation of this General Release. The Executive agrees that if the Executive does not return a signed and dated copy of this General Release to the Company (to the attention of: General Counsel, IntraLinks Holdings, Inc., 150 East 42nd Street, 8th Fl, New York, NY 10017) by on or before the twenty-first (21st) day after the Executive’s receipt of this General Release (i.e., by the end of the Review Period) or if the Executive properly revokes this General Release prior to the end of the Revocation Period, then the provisions of this General Release shall be null and void and of no further force and effect.

23. Knowing and Voluntary Acceptance and Agreement. By the Executive’s signature below, the Executive represents and warrants: (i) that the Executive hereby is advised in writing, and that the Executive has been so advised, to consult with an attorney of the Executive’s own choosing in connection with this General Release; (ii) that the Executive has been given a reasonable amount of time to consider this General Release of not less than twenty-one (21) days; (iii) that the Executive fully understands the significance of the terms and conditions of this General Release and has discussed them with the Executive’s independent legal counsel, or has had a reasonable opportunity to have done so; (iv) that the Executive agrees to all the terms and conditions of this General Release without any coercion; (v) that the Executive is signing this General Release voluntarily and of the Executive’s own free will, with the full understanding of its legal consequences, and with the intent to be bound hereby; and (vi) that if the Executive signs this General Release during the Review Period prior to the twenty-first (21st) day thereof, the Executive is voluntarily and knowingly waiving the remainder of the Executive’s twenty-one (21) day period to review and consider this General Release.

IN WITNESS WHEREOF, the parties to this General Release, intending to be legally bound, have caused this General Release to be executed as of the date set forth above.

	EXECUTIVE		INTRALINKS HOLDINGS, INC.

By:	/s/ J. Andrew Damico J. Andrew Damico	By:	/s/ Ronald W. Hovsepian Ronald W. Hovsepian President and Chief Executive Officer

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